Exhibit 10.71
LICENSE AGREEMENT BETWEEN STEMCELLS, INC. AND RENEURON LIMITED
LICENSE AGREEMENT
THIS LICENSE AGREEMENT (the “Agreement”), effective as of the 1st day of July, 2005 (the “Effective Date”), is between STEMCELLS, INC., a Delaware corporation having its principal place of business at 3155 Porter Drive Palo Alto CA, USA 94304 (“SCI”) and RENEURON LIMITED (company no. 03375897) a corporation organized under the laws of the United Kingdom and having its principal place of business at 10 Nugent Road, Surrey Research Park, Guilford, Surrey GU27AF, UK (“ReN”). SCI and ReN are each individually referred to herein as a “Party” and are collectively referred to herein as the “Parties.”
WHEREAS:
A.	SCI owns or controls (with the right to sub-license) the SCI Patent Rights and ReN owns or controls (with the right to sub-license) the ReN Patent Rights, each as hereinafter defined;

B.	SCI wishes to grant to ReN, and ReN wishes to secure from SCI, certain rights under the SCI Patent Rights within the ReN Field, as set forth herein;

C.	ReN wishes to grant to SCI, and SCI wishes to secure from ReN, certain rights under ReN Patent Rights as well as certain rights with respect to the c-MycER Cells, as set forth herein.

D.	Simultaneously with the execution of this Agreement the Parties, together with ReNeuron Group PLC, ReNeuron (UK) Limited and certain Existing Shareholders (as defined therein) have entered into the Subscription Agreement (as hereafter defined) in consideration of the entering into of this Agreement pursuant to which SCI is granted certain rights to be issued shares in ReNeuron Group PLC.
NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:
1.	DEFINITIONS
The following capitalized terms used in this Agreement shall have the meanings given below unless the context clearly requires otherwise.
1.01	“Affiliate” shall mean any corporation, company, partnership, joint venture and/or firm that controls, is controlled by, or is under common control with a party. For purposes of this definition, “control” shall mean (a) in the case of a corporate entity, possession, directly or indirectly, of the power to direct the management and policies of such corporate entity, whether through ownership of securities, by contract or agency or otherwise; and (b) in the case of non-corporate entities, direct or indirect ownership of more than 50% of the equity interest with the power to direct the management and policies of such non-corporate entities.

1.02	“Cell Line” shall mean c-MycER Cells of clonal origin, differentiated by the integration site of the c-MycER Cell insert.

1.03	“Cells” shall mean cultures of neural Stem Cells to the full extent described or claimed in the SCI Patent Rights and shall include all progeny and derivatives of such stem cells (including Progenitor Cells and their progeny and Stem Cells and their progeny) and “Cell” shall mean one of such cells.

1.04	“c-MycER Cells” shall mean human neural Stem Cells and Progenitor Cells conditionally immortalized with the c-Myc oncogene with an estrogen response element under tamoxifen control. c-MycER Cells shall not include human neural Stem Cells or Progenitor Cells or their progeny or derivatives that are not conditionally immortalized with c-myc under the control of the estrogen response element.

1.05	A “Change of Control” of a Party (or an the Affiliate of a Party to which assignment has occurred pursuant to Section 8.01, below), shall be deemed to have occurred at such time as any “person” or “group” (as such terms are used for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) that, on the Effective Date, is not the “beneficial owner” (as such term is used in Rule 13d-3 under the Securities Exchange Act of 1934) directly or indirectly, of more than fifty percent (50%) of the total securities of such Party entitled to vote for directors of such Party, becomes (except as the result of a Qualified Investment in such Party), directly or indirectly, in one or more transactions, the beneficial owner (as so defined), directly or indirectly, of more than fifty percent (50%) of the total securities of such Party entitled to vote for directors of such Party. For purposes of this definition a “Qualified Investment” shall mean a bona fide cash investment in the applicable Party by a financial institution, venture capitalist or similar entity (excluding a venture capital affiliate or similar financing arm of a collaborator or commercial partner of such Party).

1.06	“Confidential Information” shall mean any and all information disclosed by a Party (the “Discloser”) to the other Party (the “Recipient”) hereunder that is clearly marked or identified as “confidential” including all information relating to any technology, product, process, business information or other intellectual property of such Person (including, but not limited to, owned or license intellectual property rights, data, know-how, samples, technical and non-technical materials and specifications, as well as any business plan or other confidential commercial information of or about such Person). “Confidential Information” shall further include the terms and conditions of this Agreement not otherwise made public by agreement of the Parties or as required by law as well as information arising or disclosed pursuant to Section 2.03(c), 3.03 or 3.06 or Article 6 of this Agreement. Notwithstanding the foregoing, information shall not be considered “Confidential Information” to the extent that the Recipient can demonstrate by written record or other suitable physical evidence that:
(a)	such specific information was lawfully in the Recipient’s possession or control prior to the time such information was disclosed to the Recipient by the Discloser;

(b)	such specific information was independently developed by one or more employees of the Recipient without the use of such Confidential Information;

(c)	such specific information was lawfully obtained by the Recipient from a third party under no obligation of confidentiality to the Discloser; or

(d)	such specific information was at the time it was disclosed or obtained by the Recipient, or thereafter became, publicly known otherwise than through a breach of the Recipient’s obligations hereunder.
1.07	“Control” shall mean the possession by a Party of a license and the right to grant a sub-license thereunder to the other Party in accordance with this Agreement.

1.08	“Dollar(s)” (including the symbol “$”) shall mean United States dollar(s).

1.09	“Field” shall mean the ReN Field or the SCI Field, as applicable.

1.10	“First Commercial Sale” shall mean, with respect to a Product and country, the first sale of such Product in such country after receipt of all applicable marketing and pricing approvals (if any) have been granted by the applicable governing health authority.

1.11	“Fully Diluted Share Capital” shall have the meaning set forth for such term in the Subscription Agreement.

1.12	“Gross Revenues” shall mean the gross revenues received by a Party, any Affiliate of a Party and any sub-licensee hereunder of a Party from the sale of any Product to, or the commercial use of any Product by, any Person other than that Party, its Affiliate or sub-licensee hereunder. Gross Revenues shall not include any revenues resulting from the use of Product by a Party or its Affiliates or sub-licensee hereunder solely for research and development (not done for third party compensation (which does not include expense reimbursement)), regulatory clearance, non-commercial product testing or quality control purposes.

1.13	“IND” shall mean an Investigational New Drug application filed with the United States Food and Drug Administration or equivalent application to the applicable governmental authority of another country, required to commence human clinical testing of a Product.

1.14	“Indication” shall mean a manifestation of a recognized disease or condition, one or more symptoms of a recognized disease or condition, or adjunctive therapy for a disease or condition.

1.15	“License,” in the case of a license hereunder from one Party to the other Party shall include a sub-license to such of a Party’s Patent Rights as have been in-licensed by from a third party. A Party may be referred to as “owner” of its Patent Rights even though some of such rights may have been in-licensed by from a third party.

1.16	“Net Sales” shall mean, with respect to any Product and any Party (including such Party’s Affiliates and sub-licensees hereunder), the aggregate Dollar equivalent of such Party’s Gross Revenues (including Gross Revenues of such Party’s Affiliates and sub-licensees hereunder) with respect to such Product, less:
(a) credits, allowances or charge-backs, if any, granted on account of price adjustments, recalls, rejection, return or spoilage of such Product previously sold,

(b) excise, import and export taxes, sales, use, value added and other direct taxes incurred on the sale of such Product, customs duties, surcharges or other taxes imposed upon or paid with respect to any sale or use generating such Gross Revenues (excluding income or franchise taxes of any kind),
(c) the cost of insurance, packing and shipping Product in connection with such sale or use; and
(d) cash, quantity or other discounts, and credits, rebates or price reductions for such Product, given under price reduction programs that are consistent with industry practices.
1.17	“Ordinary Shares” shall mean “TopCo Shares” as such term is defined in the Subscription Agreement.

1.18	“Patent Rights” shall mean the SCI Patent Rights and/or the ReN Patent Rights, as the case may be.

1.19	“Person” shall mean any individual, corporation, governmental body or other legal entity.

1.20	“Phase I Clinical Trial” shall mean a human clinical trial in any country that is intended to evaluate the safety and/or pharmacological effect of a product in subjects, or that would otherwise satisfy the requirements of 21 CFR 312.21(a), or its foreign equivalent.

1.21	“Phase II Clinical Trial” shall mean a human clinical trial in any country that is intended to evaluate the safety and effectiveness of a product for a particular Indication or Indications in patients with the disease or Indication under study, or that would otherwise satisfy the requirements of 21 CFR 312.21(b), or its foreign equivalent.

1.22	“Product” shall mean an SCI Product, an ReN Product, an ReN NCT or an Unregulated Cells, as the case may be.

1.23	“Progenitor Cell” shall mean an undifferentiated Cell capable of limited proliferation and the production of differentiated functional progeny.

1.24	“ReN c-MycER Cell Technology” shall mean all know-how, data, biological materials, inventions and other proprietary information and technology owned or Controlled by ReN and relating to the manufacture, sale, use or manipulation of c-MycER Cells.

1.25	“ReN Discovery Field” shall mean use of c-MycER Cells for the research, discovery, screening and development of new non-cellular therapeutics for use in the treatment of any disease state or condition in humans.

1.26	“ReN Field” shall mean the ReN Transplantation Field, the ReN Discovery Field, and the ReN Reagents Field.

1.27	“ReN NCT” shall mean a non-cellular therapeutic molecule, i.e., a new chemical or biological molecule, identified or developed by ReN through the practice of inventions claimed in or covered by one or more of the SCI Patents or molecules derived therefrom, which identification or development occurred during the term of a Valid Claim of any such SCI Patent.

1.28	“ReN Patent Rights” shall mean:
(a) the patents and patent applications listed on Schedule 1.28 attached hereto (the “ReN Patents”),

(b) any and all United States or foreign patents and patent applications corresponding to any of the foregoing patents and patent applications, whether now existing of hereafter filed,
(c) any provisionals, substitutions, divisionals, reissues, renewals, continuations, continuations-in-part (but only to the extent not directed to new matter), extensions (including patent term extensions), substitute applications and inventors’ certificates arising from, or based upon, any of the foregoing patents or patent applications, in respect of the foregoing;
(d) any patents issuing from any of the foregoing patent applications, and
(e) any issued patents now or hereafter owned or Controlled by ReN or an Affiliate of ReN to the extent necessary or useful for the manufacture, use or sale of any product or method utilizing c-MycER Cells or ReN c-MycER Cell Technology in the SCI Field.
1.29	“ReN Product” shall mean a c-MycER Cell or a product utilizing a c-MycER Cell identified or developed, in whole or in part, through the practice by ReN or a sub-licensee of ReN of inventions claimed in or covered by one or more of the SCI Patents, which practice occurred during the term of a Valid Claim of any such SCI Patent.

1.30	“ReN Reagents Field” shall mean use of Unregulated Cells for research and other non-clinical and non-therapeutic purposes (not including administration to humans).

1.31	“ReN Transplantation Field” shall mean Transplantation of c-MycER Cells for the diagnosis, prevention and treatment of human diseases other than those in the SCI Field.

1.32	“Royalty Term” shall mean, with respect to an SCI Product or an Unregulated Cell, in each country of sale, the period ***. The Royalty Term for each Product shall be determined on a country-by-country basis. “Royalty Term” shall mean, with respect to an ReN Product or an ReN NCT, a period ***.

1.33	“SCI Field” shall mean the diagnosis, prevention and treatment of: (i) lysosomal storage diseases, (ii) spinal cord injury, or (iii) myelin-affected disorders including, without limitation, cerebral palsy and multiple sclerosis.

1.34	“SCI Patent Rights” shall mean:
(a) the patents and patent applications listed on Schedule 1.34 attached hereto (the “SCI Patents”),
(b) any and all United States or foreign patents and patent applications corresponding to any of the foregoing patents and patent applications, whether now existing of hereafter filed,
(c) any provisionals, substitutions, divisionals, reissues, renewals, continuations, continuations-in-part (but only to the extent not directed to new matter), extensions (including patent term extensions), substitute applications and inventors’ certificates arising from, or based upon, any of the foregoing patents or patent applications, in respect of the foregoing;
(d) any patents issuing from any of the foregoing patent applications; and

(e) any issued patents now or hereafter owned or Controlled by SCI or an Affiliate of SCI to the extent necessary or useful for the manufacture, use or sale of:
(i) a c-MycER Cell (including without limitation a product utilizing a c-Myc-ER Cell) identified or developed, in whole or in part, through the practice by ReN or a sub-licensee of ReN of inventions claimed in or covered by one or more of the SCI Patents, or
(ii) a ReN NCT.
1.35	“SCI Product” shall mean any product or method utilizing c-MycER Cells, the manufacture, use, or sale of which, but for the license granted to SCI hereunder, would infringe any Valid Claim of the ReN Patent Rights.

1.36	“Stem Cell” shall mean an undifferentiated Cell capable of proliferation, self maintenance and the production of a large number of differentiated functional progeny.

1.37	“Sub-license Revenue” shall mean ***

1.38	“Subscription Agreement” shall mean an agreement entitled “Subscription and Share Exchange Agreement” of even date herewith among ReN, SCI and others.

1.39	“Third Party” shall mean any Person other than a Party or an Affiliate of a Party.

1.40	“Transplantation” shall mean the implantation of Cells, into a patient..

1.41	“Unregulated Cells” shall mean the ReN cell lines known as ReNcell CX and ReNcell VM and more particularly described on Schedule 1.41 hereto and, on notice from ReN to SCI, any alternative ReN cell line identified by ReN and substituted for either ReNcell CX or ReNcell VM as provided in Section 2.05, below.

1.42	“Valid Claim” shall mean a claim of an issued and unexpired patent included within the Patents Rights that has not been held permanently revoked, unenforceable or invalid by a decision of a court or other government agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and that has not been admitted to be invalid or unenforceable through release or disclaimer or otherwise.
2.	LICENSES AND SUPPLY OF MATERIALS
2.01	Licenses from SCI to ReN
(a)	SCI hereby grants to ReN a sole and exclusive (even as to SCI), royalty-bearing, worldwide license under the SCI Patent Rights to research, develop, make, have made, use, have used, sell, have sold, offer for sale and import ReN Products in the ReN Transplantation Field.

(b)	SCI hereby grants to ReN a sole and exclusive (even as to SCI), royalty-bearing, worldwide license under the SCI Patent Rights to make and use c-MycER Cells to research, develop, make, have made, use, have used, sell, have sold, offer for sale and import ReN NCTs in the ReN Discovery Field.

(c)	SCI hereby grants to ReN a non-exclusive, royalty-bearing, worldwide license, under the SCI Patent Rights to research, develop, make, have made, use, have used, sell, have sold, offer for sale and import, Unregulated Cells in the ReN Reagent Field.
Any sub-licenses included in any of the foregoing licenses under SCI Patent Rights are granted subject to the applicable terms and conditions of the agreement, if any, by which SCI is licensed under such SCI Patent Rights; provided, however, that SCI shall be responsible for the payment of royalties and other economic obligations to Third Parties under any such agreement that is in effect as of the Effective Date and ReN shall be responsible for the reimbursement to SCI of royalties calculated and due to Third Parties as the result of sale of a Product by ReN or an Affiliate or sub-licensee hereunder (but not any other economic obligations) under any such agreement that first comes into effect following the Effective Date. With respect to SCI Patent Rights derived as a result of a license to SCI from a Third Party that first comes into effect following the Effective Date, SCI shall first notify ReN as to the nature (including term and scope) of the Patent Rights in question and the royalty burden associated with the exercise of such rights by ReN pursuant to this Agreement. ReN shall have the right, at any time by notice to SCI, to decline (or, having first accepted thereafter to relinquish) its rights hereunder with respect to such Patent Rights, in whole or part, whereupon such Patent Rights, to the extent of such decline or relinquishment, shall be deleted from the grant of rights to ReN hereunder. The licenses granted in this Section 2.01 are subject to the terms and conditions of this Agreement.
2.02	License from ReN to SCI
ReN hereby grants to SCI a sole and exclusive (even as to ReN), royalty-bearing, worldwide license under the ReN Patent Rights and ReN c-MycER Cell Technology, to research, develop, make, have made, use, have used, sell, have sold, and offer for sale SCI Products in the SCI Field and to use the c-MycER Cells in order to make, use or sell an SCI Product in the SCI Field.
Any sub-licenses included in any of the foregoing licenses under ReN Patent Rights are granted subject to the applicable terms and conditions of the agreement by which ReN is licensed under such ReN Patent Rights; provided, however, that ReN shall be responsible for the payment of royalties and other economic obligations to Third Parties under any such agreement that is in effect as of the Effective Date and SCI shall be responsible for the reimbursement to ReN of royalties calculated and due to Third Parties as the result of sale of a Product by SCI or any Affiliate or sub-licensee hereunder (but not any other economic obligations) under any such agreement that first comes into effect following the Effective Date. With respect to ReN Patent Rights derived as a result of a license to ReN from a Third Party that first comes into effect following the Effective Date, ReN shall first notify SCI as to the nature (including term and scope) of the Patent Rights in question and the royalty burden associated with the exercise of such rights by SCI within the SCI Field. SCI shall have the right, at any time by notice to ReN, to decline (or, having first accepted thereafter to relinquish) its rights hereunder with respect to such

Patent Rights, in whole or part, whereupon such Patent Rights, to the extent of such decline or relinquishment, shall be deleted from the grant of rights to SCI hereunder. The license granted in this Section 2.02 is subject to the terms and conditions of this Agreement.
2.03	Sub-licensing
(a) ReN shall have the right to sub-license its rights under Sections 2.01(a), (b) or (c), above, to an Affiliate of ReN on prior notice to SCI. Any such sub-license shall remain in effect only for so long as such Affiliate remains as Affiliate of ReN. ReN shall have the right to sub-license its rights under Sections 2.01(a) and (b), above, to a Third Party only with the prior consent of SCI, which consent shall not be unreasonably withheld or delayed. ReN shall have no right to sub-license its rights under Section 2.01 (c), above, to a Third Party; provided, however, that ReN shall have: (i) the right to contract with one or more distributors (including catalog reagent companies) with respect to the manufacture and/or sale of Unregulated Cells in the ReN Reagent Field, (ii) the right to contract with a Third Party to manufacture Products for sale in the ReN Reagent Field, and (iii) the right to pass through implied sub-licenses (without the right further to sub-license or assign) to end users of Unregulated Cells.
(b) SCI shall have the right to sub-license its rights under Section 2.02, above, to an Affiliate of SCI on prior notice to ReN. Any such sub-license shall remain in effect only for so long as such Affiliate remains an Affiliate of SCI. SCI shall have the right to sub-license its rights under Section 2.02, above, to a Third Party only with the prior consent of ReN, which consent shall not be unreasonably withheld or delayed.
(c) At least thirty (30) business prior to the proposed grant by a Party to a sub-licensee of any of its rights hereunder, the granting Party shall provide to the other Party a summary of the material terms and conditions (including the identity of the prospective sub-licensee) of such proposed sub-license. In the event that a Party (the “Controlling Party”) objects to the proposed sub-licensing of its Patent Rights by the other Party (the “Licensing Party”) to a Third Party, the Controlling Party shall so notify the Licensing Party within ten (10) days following its receipt of the proposed sub-license terms and conditions stating, with reasonable specificity, the reasons for such objection. If no such notice of objection is provided within such ten (10) day period, a sub-license consistent with such proposed terms and conditions to the prospective sub-licensee previously identified shall be deemed to have been approved by the Controlling Party, provide that such sub-license enters into effect during the following one hundred and eighty (180) days. If notice of objection is provided, at the request of the Licensing Party, the Parties shall promptly meet to discuss in good faith the objections raised by the Controlling Party. If the Controlling Party does not give its approval to the proposed sub-license terms and conditions within five (5) business days following the date of the Licensing Party’s initial receipt of the Controlling Party’s objection to the proposed sublicense, the reasonableness of such objection shall, at the request of the Licensing Party, be resolvable by binding arbitration as provided in Section 2.03(d), below.

(d) ***
2.04	Supply of Materials
(a) From time to time during the period commencing on the Effective Date and ending upon the expiration of the Royalty Term SCI shall have the right to nominate one or more Cell Lines either from among Cell Lines already in ReN’s possession as of the Effective Date or for creation by ReN according to reasonable specifications provided by SCI. ***
Following the nomination of an Approved Cell Line, the Parties shall establish a time-line on which ReN, using reasonable diligence, shall establish the capacity (or have a sub-contractor establish such capacity) to supply SCI pursuant to this Section 2.04. In accordance with the agreed-upon time table, SCI shall notify ReN in advance of its projected requirements of such Approved Cell Line and shall place firm orders for such Approved Cell Line sufficiently in advance of the date proposed for delivery (as determined in the agreed time line). SCI shall reimburse ReN for the *** of Approved Cell Lines nominated and ordered by SCI, determined in accordance with United Kingdom GAAP.
With respect to Approved Cell Lines isolated, produced and supplied by ReN pursuant to this Section 2.04, SCI shall have the right, no more than once in any 12 month period, during ordinary working hours and with no fewer that 10 days’ prior written notice to ReN, to conduct reasonable quality assurance audits of ReN’s production and testing facilities.
(b) During the ninety (90) day period following the Effective Date the Parties shall, diligently and in good faith, endeavor to reach agreement on a “Supply Agreement” pursuant to which ReN shall supply (directly and/or through sub-contractors) to SCI Approved Cell Lines for which SCI has reached the Trigger Point prior to ReN pursuant to subsection (a), above, in cGMP and GMP form, for clinical and commercial use by SCI within the SCI Field. The Supply Agreement shall provide, inter alia, for:
          (i) reasonable and customary representations and warranties with respect to the specifications of the materials delivered, with commercially reasonable rights to inspect and reject non-conforming goods (subject to reasonable and customary limitations on remedies and liability with respect thereto);
          (ii) the establishment of a Quality Agreement covering such Approved Cell Line, the assurance that SCI and all responsible governmental bodies have the right to inspect and conduct audits (including quality assurance audits) of the ReN facilities used in the testing and production of such Approved Cell Line and ReN records related thereto including, without limitation, batch records, stability reports, and the results of internal and regulatory audits and inspections;

          (iii) the right to audit such ReN facilities under special circumstances (e.g. in response to a serious adverse event or in connection with a governmental inspection);
          (iv) the right for SCI to reference ReN’s drug master file and the acquisition of appropriate manufacturing permits and licensure from regulatory authorities with respect to such Approved Cell Line and the facilities used for the testing or manufacture of such Approved Cell Line;
          (v) procedures applicable in the event of complaints, adverse events or recalls with respect to materials supplied by ReN;
          (vi) the forecasting of supply of materials and the timing of firm orders to be placed by SCI with respect to materials to be produced and supplied by ReN;
          (vii) a purchase price for such materials equal to ***;
          (viii) quality control and terms and conditions for changes in manufacturing or testing specifications;
          (ix) reasonable advance notice and lead time to be given prior to initial production of any Cell Lines under the Supply Agreement to allow for ReN to establish the capacity, process and scale-up to manufacture and supply thereunder; and
          (x) such other terms and conditions as are typical and reasonable for an agreement providing for the supply of FDA regulated pharmaceutical products and the use of such products for human clinical trials and commercial sale.
To the extent that the Parties are unable to reach agreement on all of the terms and conditions of the Supply Agreement within such ninety (90) day period, either Party shall have the right submit any open questions to binding arbitration using the procedure specified in Section 2.03(d), above.
2.05	Substitution of Unregulated Cells.
At any time during the term of this Agreement ReN shall have the right, by notice to SCI, to nominate an ReN cell line identified on Schedule 1.41 other than those identified as ReNcell CX or ReNcell VM as a substitute for ReNcell CX or ReNcell VM such that ReN will, at all times have rights to two Unregulated Cells. SCI shall not enter into any license or other agreement with a Third Party inconsistent with the foregoing.
2.06	Rights Limited to Those Expressed
The rights granted to SCI and ReN hereunder shall be limited to the rights expressly stated to be granted hereunder and no additional rights or licenses are implied.

3.	PAYMENTS AND REPORTS
3.01	ReN shall make the following payments to SCI:
(a)	Milestone payments
Within 30 days following the achievement by ReN or by an Affiliate or sub-licensee hereunder of ReN of each of the following events, on a Product by Product basis, ReN shall give written notice thereof to SCI and shall pay to SCI the corresponding payments described below.
***	upon initiation of the first human Phase I Clinical Trial of each ReN Product *** in the ReN Transplantation Field;

***	upon completion of the first human Phase II Clinical Trial of each ReN Product *** in the ReN Transplantation Field;

***	upon submission of the first BLA or its foreign counterpart for each ReN Product *** in the ReN Transplantation Field;

***	upon approval of a BLA or its foreign counterpart for each ReN Product *** in the ReN Transplantation Field in the first of the United States, the European Union or Japan;

***	upon initiation of the first human Phase II Clinical Trial of a ReN NCT; and

***	upon the First Commercial Sale of a ReN NCT.
For purposes of determining whether a milestone payment is due pursuant to this subsection (a) with respect to a given label Indication, a Product (the “Follow-on Product”) shall not be considered as distinct from a Product as to which a milestone payment was previously made for the same label Indication (the “Initial Product”) if the clinical development of the Follow-on Product was lawfully conducted without the requirement that a new (as distinguished from an amended) IND be filed with respect to the clinical testing of such Follow-on Product, i.e. that clinical development of the Follow-on Product occurred pursuant to the same IND (whether or not amended) as that applicable to the Initial Product. Accordingly, a Follow-on-Product developed pursuant to the same IND as the Initial Product shall not trigger (or accrue a payment obligation for) the milestone payments already paid for such Initial Product with respect to a given label Indication.
In addition, the Parties acknowledge that a single development program intended to yield a single commercial Product for a specific Indication or set of Indications may involve the simultaneous development of multiple Product for that Indication or set of Indications, each based on a different Cell Line or combination of Cell Lines, and that the

Product as to which one milestone event occurs (e.g. that due on the completion of a Phase II Clinical Trial) may subsequently be abandoned and replaced by a back-up Product developed in the course of such development plan, for the same Indication or set of Indications, as to which the same milestone event occurs. In such event, the Parties intend that each milestone payment shall be paid only one time for each Indication regardless of whether such milestone payment is achieved by more than one Product developed for such Indication or set of Indications in the course of the same development program.
Subject to the clarifications in the preceding two paragraphs, the Parties intend that achievement of each “Milestone Event” (defined as the initiation of a given Phase I Clinical Trial, completion of a given Phase II Clinical Trial, submission of a given BLA or approval of a BLA, to the extent triggering a milestone payment above) shall result in an obligation to make the corresponding payment obligation every time such Milestone Event occurs unless the subsequent occurrence of the Milestone Event involves both the same Product *** as a previous Milestone Event for which milestones were already paid. *** Furthermore, it is understood and agreed that no more than one milestone payment (in the applicable amount specified above, and not multiples thereof) shall be made with respect to a given Milestone Event, without limiting any milestones due for a subsequent occurrence of the same Milestone Event for a different Indication or Product. Thus, for example completion of a given Phase II Clinical Trial for a given Product within the applicable Field will trigger only one payment of ***, regardless of whether the Product in such trial was a combination product containing two biological compounds from two different Cell Lines and regardless of whether the Indication targeted in such trial could potentially cover different patient populations or be subdivided into subtypes or subgroups.
(b)	Royalties
During the applicable Royalty Term for each ReN Product or ReN NCT Product, on a country-by-country basis, ReN shall pay to SCI a *** royalty on any and all Net Sales of each ReN Product in the ReN Transplantation Field in such country and a *** royalty on any and all Net Sales of each ReN NCT in the ReN Discovery Field in such country, regardless of the number of Valid Claims of the SCI Patent Rights that are applicable. During the applicable Royalty Term for each Unregulated Cell, ReN shall also pay to SCI a *** royalty on any and all Net Sales of Unregulated Cells by ReN or any Affiliate of ReN (but not for sales by permitted sublicensees (as per Section 2.03(a)(i)) or distributors of ReN with respect to such Unregulated Cells).
(c)	Sub-license Revenues
ReN shall pay to SCI *** of all ReN Sub-license Revenue with respect to ReN Products and ReN NCTs. In addition, ReN shall pay to SCI ten (10) percent of all revenues ReN receives (whether in the form of license fees, milestones payments or royalties calculated as a function of the sale or use of Unregulated Cells) from its sub-licensees and distributors of Unregulated Cells within the ReN Reagent Field for the sale of (and/or the right to make, use, or sell) Unregulated Cells (excluding any such revenues that fall within the categories of (a), (b) and/or (c) of the “Sub-license Revenue” definition in Section 1.37).
(d)	In addition to the payments provided in subsections (a), (b) and (c), above, as provided in the Subscription Agreement, ReN shall secure the delivery to SCI of Ordinary Shares constituting seven and one-half percent (7.5%) of the Fully Diluted Share Capital of ReNeuron Group PLC as of the date on which such shares are issued. As provided in the Subscription Agreement, SCI shall also benefit from certain anti-dilution protection in respect of such share holding. The further rights of SCI as a result of its ownership of such Ordinary Share are as specified in the Subscription Agreement and in the articles of association of ReNeuron Group PLC.
3.02	SCI shall make the following payments to ReN:
(a)	Milestone payments
Within 30 days following the achievement by SCI or by an Affiliate or sub-licensee of SCI of each of the following events, on a Product by Product basis, SCI shall give written notice thereof to ReN and shall pay to ReN the corresponding payments described below.
***	upon initiation of the first human Phase I Clinical Trial of each SCI Product *** in the SCI Field.

***	upon completion of the first human Phase II Clinical Trial of each SCI Product *** in the SCI Field.

***	upon submission of the first BLA or its foreign counterpart for each SCI Product *** in the SCI Field.

***	upon approval of a BLA or its foreign counterpart for each SCI Product *** in the SCI Field in the first of the United States, the European Union or Japan.
For purposes of determining whether a milestone payment is due pursuant to this subsection (a) with respect to a given label Indication, a Product (the “Follow-on Product”) shall not be considered as distinct from a Product as to which a milestone payment was previously made for the same label Indication (the “Initial Product”) if the clinical development of the Follow-on Product was lawfully conducted with the requirement that a new (as distinguished from an amended) IND be filed with respect to the clinical testing of such Follow-on Product, i.e. that clinical development of the Follow-on Product occurred pursuant to the same IND (whether or not amended) as that applicable to the Initial Product. Accordingly, a Follow-on-Product developed pursuant to the same IND as the Initial Product shall not trigger (or accrue a payment obligation for) the milestone payments already paid for such Initial Product with respect to a given label Indication.
In addition, the Parties acknowledge that a single development program intended to yield a single commercial Product for a specific Indication or set of Indications may involve the simultaneous development of multiple Product for that Indication or set of Indications, each based on a different Cell Line or combination of Cell Lines, and that the Product as to which one milestone event occurs (e.g. that due on the completion of a Phase II Clinical Trial) may subsequently be abandoned and replaced by a back-up Product developed in the course of such development plan, for the same Indication or set of Indications, as to which the same milestone event occurs. In such event, the Parties intend that each milestone payment shall be paid only one time for each Indication regardless of whether such milestone payment is achieved by more than one Product developed for such Indication or set of Indications in the course of the same development program.
Subject to the clarifications in the preceding two paragraphs, the Parties intend that achievement of each “Milestone Event” (defined as the initiation of a given Phase I Clinical Trial, completion of a given Phase II Clinical Trial, submission of a given BLA or approval of a BLA, to the extent triggering a milestone payment above) shall result in an obligation to make the corresponding payment obligation every time such Milestone Event occurs unless the subsequent occurrence of the Milestone Event involves both the same Product *** as a previous Milestone Event for which milestones were already paid. *** Furthermore, it is understood and agreed that no more than one milestone payment (in the applicable amount specified above, and not multiples thereof) shall be made with respect to a given Milestone Event, without limiting any milestones due for a subsequent occurrence of the same Milestone Event for a different Indication or Product. Thus, for example completion of a given Phase II Clinical Trial for a given Product within the applicable Field will trigger only one payment of ***, regardless of whether the Product in such trial was a combination product containing two biological compounds from two different Cell Lines and regardless of whether the Indication targeted in such trial could potentially cover different patient populations or be subdivided into subtypes or subgroups.
(b)	Royalties
During the Royalty Term for each SCI Product, on a country-by-country basis, SCI shall pay to ReN a *** royalty on any and all Net Sales of such Products in such country regardless of the number of Valid Claims within the ReN Patent Rights that are applicable.
(c)	Sub-license Revenues
SCI shall pay to ReN *** of all SCI Sub-license Revenue.

3.03	Reports and Payments
Within sixty (60) days after the end of each calendar quarter each Party shall deliver to the other Party a written report showing all royalties and payments due on account of Net Sales and Sublicense Revenues due under this Agreement, on a Product-by-Product and country-by-country basis. With respect to sales made or Sub-license Revenues received in currencies other than Dollars, conversion to Dollars shall be made using the closing buying price quoted by Bank of America N.T.S.A. (in the case of SCI) and Barclay’s Bank (in the case of ReN) for the last business day of the calendar quarter in which such sale was made or Sub-license Revenue received. All amounts shown to have accrued by each such report shall be payable on the date such report is due.
3.04	Payments Subject to Embargo
Where royalties and payments are due hereunder on account of Net Sales completed in a country where, by reason of currency regulations or taxes of any kind, it is illegal for the paying Party to transfer such payments out of such country for Net Sales in that country, such payments shall be deposited in the other Party’s account in a bank or other depository in such country in a currency that is permitted for the paying Party to make the transfer for the benefit or credit of the other Party entitled to receive such payments.
3.05	Withholding Taxes
If a Party is required to withhold tax on royalties or payments on account of sublicense revenues payable to the other Party hereunder, such taxes shall be deducted, provided that the receiving Party shall be furnished at the time of deduction with suitable documentation for obtaining credits to which the receiving Party may be entitled as a result of such withholding on the income taxes of the receiving Party.
3.06	Records
Each Party shall keep, and shall require all Affiliates and its sub-licensee(s) to keep, full, true and accurate books of accounts and other records containing all information and data which may be necessary to ascertain and verify all royalties and payments on account of sublicense revenues payable hereunder. During the term of this Agreement and for a period of two years following its termination, the receiving Party shall have the right from time to time (not to exceed once during each calendar year), to have an accounting firm of nationally recognized standing in the relevant jurisdiction inspect, at the receiving Party’s expense, on a confidential basis, the books, records and supporting data of the paying Party. If such inspection shall reveal that the Paying party has not accurately reported and paid royalties and payments on account of Sub-license Revenues due to the receiving Party, then the paying Party shall pay to the receiving Party any shortfall in royalties payable plus interest thereon at a rate equal to the lesser of (a) eight percent per annum and (b) the highest lawful rate of interest in the receiving Party’s jurisdiction at the time; or, if the paying Party has overpaid royalties, the receiving Party shall promptly refund the excess. If a shortfall greater than 10 percent of the royalties and payments on account of sublicense revenues payable in any year should be found to be due, the Party that has underpaid shall pay the reasonable costs of the audit or inspection. Unless challenged within three years after a statement is rendered, royalties and payments on account of sublicense revenues calculated for the calendar quarter covered by such statement shall be conclusively presumed to be correct. Upon request by the receiving Party no more than once each calendar year, the paying party shall cause to be performed an audit of the books, records and supporting data of each Affiliate or its sub-licensee(s), unless the paying Party shall have had an audit of such Affiliate or its sub-licensee(s) performed within the preceding three month period, in which case the paying Party shall share the relevant results of such audit with the receiving Party without charge to the receiving Party. The reasonable costs of such requested audit shall be borne by the receiving Party unless such audit reveals that the paying Party, its Affiliate or its sub-licensee(s) has under reported Net Sales or Sub-License Revenues by more than 10 percent.
3.07	No Multiple Royalties
No multiple Royalties shall be payable because any Product or its manufacture, use or sale are or shall be covered by more than one patent or invention or otherwise licensed hereunder.
4.	CONFIDENTIAL INFORMATION
4.01	Treatment of Confidential Information
Each Party hereto shall maintain the Confidential Information of the other Party in confidence, and shall not disclose, divulge or otherwise communicate such Confidential Information to any third party, or use it for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement, and hereby agrees to exercise every reasonable precaution to prevent and restrain the unauthorized disclosure of such Confidential Information by any of its directors, officers, employees, consultants, subcontractors, sub-licensees or agents. In the event either Party becomes aware of the unauthorized disclosure (including publication) of the other Party’s Confidential Information, or a material threat thereof, it shall promptly notify such other Party describing in reasonable detail the nature of the disclosure (or threat thereof) and the Confidential Information involved.
4.02	Release from Restrictions
The provisions of Section 4.01, above, shall not apply to any Confidential Information disclosed hereunder that is: required to be disclosed by the receiving Party to comply with applicable laws, court orders, or to comply with applicable governmental regulations (including without limitation to drug testing, marketing regulations and rules of NASD), in each case only to the extent required to carry out the work contemplated by this Agreement provided that the receiving Party provides prior written notice of such disclosure to the other Party and takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure.
4.03	Confidential Agreements
Each Party has employment agreements with its respective employees and representatives having confidentiality and nonuse commitments consistent with their obligations hereunder and will require all of their sub-licensees hereunder, consultants, agents or others who have access to any of such information to execute similar confidentiality agreements covering all Confidential Information subject to Article 4 and will exercise its reasonable best efforts to obtain compliance therewith.
5.	PRODUCT DEVELOPMENT EFFORTS
5.01	Diligence Development and Commercialization.
Each Party shall use reasonable efforts consistent with prudent business judgment in the development and commercialization of Products in any of its exclusive Fields.
5.02	Cooperation.
The Parties shall reasonably cooperate with each other with respect to safety reporting that is required by law or by ICH guideline, regulation or policy. If reporting to a regulatory or other governmental body is required, the Parties shall put in place a separate pharmaco-vigilance agreement with appropriate provisions to assure timely compliance. Any information shared between the Parties as a result of such safety reporting shall be used by the Party receiving such information solely for safety reporting and not as data to support a claim as to the efficacy or safety of any Product. Each Party shall share with the other Party any creditable information as to off-label or out-of-Field use of the former Party’s Product and, upon the written request of either Party, the Parties shall meet and in good faith endeavor to reach agreement on means of correcting or abating such off-label or out-of-Field uses.
6.	FILING OF PATENTS: PROSECUTION OF INFRINGERS
6.01	Filing, Prosecution, and Maintenance of Patents.
Each Party shall be solely responsible for filing, prosecution, maintenance and enforcement, in its sole discretion, of all patents or patent applications which are part of its Patent Rights, and shall be and remain the owner of all of its Patent Rights. Each Party shall engage its own patent counsel and in all respects control the prosecution of its Patent Rights, at its own cost.

6.02	Infringement of Patents by Third Parties.
(a)	Notice of Infringement.
Each Party shall notify the other of any infringement of Patent Rights of either Party by Third Parties of which it becomes aware.
(b)	Prosecution of Infringers.
Subject to subsection (c), below, each Party shall have the sole right, in its absolute discretion, to pursue actions against infringers of its Patent Rights, or not to pursue such actions, or to abandon or settle any such action (except to the extent that any settlement would involve the grant of a license inconsistent with a grant of rights pursuant to this Agreement). Should a Party (the “Owning Party”) pursue such an action in the Field of the other Party (the “Licensed Party”), the Licensed Party will co-operate and allow the Owning Party to use its name in any such suit, to sue in its name or join it as a party to such suit if legally required provided that the Owning Party will indemnify and hold harmless the Licensed Party from any costs, damage or expenses incurred by the latter in respect of any such acts or co-operation. If the Owning Party recovers damages, by settlement or judgment or otherwise, then the amount recovered shall be divided as follows: (i) the reasonable and documented litigation expenses of the Owning Party shall be reimbursed, and (ii) the remainder shall be ***.
(c)	Discussion
Following notice pursuant to subsection (a), above, at the request of the Party in whose Field the infringement is alleged to have occurred, the Parties shall promptly meet to discuss in good faith appropriate action, if any, to abate the alleged infringement.
(d)	Unlicensed Competition.
The Parties acknowledge that the sale of a Product by or for a Party during the Royalty Term may be affected by competition from Third Parties that, for whatever reason, have chosen to compete in the Field of such Party with respect to a product incorporating a biologically active component the manufacture, use or sale of which such Party has been advised by competent counsel infringes one or more of the Patent Rights licensed to such Party hereunder (a “Competing Product”). With respect to sales of a Competing Product, when such Competing Product takes a Market Share in excess of *** for any calendar quarter in any country, the royalty rate applicable to Net Sales made in such country in such quarter shall be reduced by *** For purposes of this Section 6.02(c), “Market Share” shall be determined by the formula A divided by A + B (expressed as a percentage) in which A is the amount (determined by weight or otherwise) of that biologically active component of the Competing Product which is asserted to be infringing sold in such country during such calendar quarter and B is the amount (determined in the same manner) of Product with which such Competing Product competes that was sold by such Party in the subject country in such calendar quarter.

Unit sales of Competing Product shall be determined by the sales reported by IMS America Ltd. of Plymouth Meeting, Pennsylvania (“IMS”) or its equivalent in other countries of the world or, if such sources are not available, such other source as the Parties shall mutually agree.
7.	REPRESENTATIONS AND WARRANTIES
7.01	Corporate Representations.
Each Party represents and warrants to the other that:
(a)	it has and has obtained all corporate authorizations and all other applicable consents, licenses, waivers or exemptions required to empower it to enter into this Agreement and to consummate the transactions contemplated hereby; and

(b)	the execution and delivery of, and the performance by such Party of its obligations under, this Agreement will not:
(i) result in a breach of any provision of the memorandum or articles of incorporation or association of such Party;
(ii) result in a breach of any provision of, or constitute a default under, any instrument to which it is a party or by which it is bound; or
(iii) result in a breach of any order, judgment or decree of any court or governmental agency to which it is a party or by which it is bound.
(c)	the obligations of such Party under this Agreement will constitute the legal, valid and binding obligation of it; and

(d)	such Party is duly incorporated and validly existing under the laws of the jurisdiction in which it is incorporated.
7.02	Intellectual Property Representations.
(a)	ReN represents and warrants as follows:
(i)	to ReN’s knowledge as of the Effective Date, the patents/patent applications listed in Schedule 1.28 are subsisting and no challenge has been taken to them by any Third Party;

(ii)	ReN owns or Controls the ReN Patents;

(iii)	Schedule 1.28 is, as of the Effective Date, a complete and accurate list of all patents and patent applications that ReN owns or Controls which cover or claim the right to manufacture, use or sell an SCI Product within the SCI Field;

(iv)	to ReN’s knowledge as of the Effective Date, there are no Third Party patents or patent applications that present a freedom to operate barrier to compositions of c-MycER Cells or nucleic acid components used to generate compositions of c-MycER Cells, or to the use of C-MycER Cells in the SCI Field; and

(v)	no in-license from a Third Party in existence as of the Effective Date under which Patent Rights are sub-licensed by ReN to SCI hereunder contains a restriction or limitation on SCI’s ability to exercise the full scope of the rights granted to it hereunder.
(b)	SCI represents and warrants as follows:
(i)	to SCI’s knowledge as of the Effective Date, the patents/patent applications listed in Schedule 1.34 are subsisting and no challenge has been taken to them by a Third Party;

(ii)	SCI owns or Controls the SCI Patents;

(iii)	Schedule 1.34 is, as of the Effective Date, a complete and accurate list of all patents and patent applications that SCI owns or Controls which cover or claim the right to manufacture, use or sell a product or compound of any sort within the ReN Transplantation Field or the ReN Discovery Field;

(iv)	to SCI’s knowledge as of the Effective Date, there are no Third Party patents or patent applications that that present a freedom to operate barrier to compositions of neural stem cells; and

(v)	no in-licenses from a Third Party in existence as of the Effective Date under which Patent Rights are sub-licensed by SCI to ReN hereunder contains a restriction or limitation on ReN’s ability to exercise the full scope of its rights hereunder.
Except as otherwise expressly set forth in Sections 7.01 through 7.02, above, or as otherwise stated in this Agreement, ReN and SCI make no representations and extend no warranties of any kind in relation to the matters addressed under this Agreement. ReN and SCI expressly disclaim any representations and extend no warranties of any kind in relation to whether or not the practice, as licensed under this Agreement, of the ReN Licensed Technology, will violate the rights of any third party. Neither ReN nor SCI has conducted any infringement analysis on potential Products that may be developed under the Parties’ respective Patent Rights or the ReN c-MycER Cell Technology. THE REPRESENTATIONS AND WARRANTIES IN SECTIONS 7.01 THROUGH 7.02 ARE IN LIEU OF ALL OTHER REPRESENTATIONS, WARRANTIES AND CONDITIONS, EXPRESS OR IMPLIED OR ARISING UNDER ANY LEGAL

THEORY, CONCERNING THE ReN LICENSED TECHNOLOGY, PATENT RIGHTS OR CELL TECHNOLOGY, OR ANY OF IT, INCLUDING BUT NOT LIMITED TO THOSE OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
8.	ASSIGNMENT
8.01	No Right to Assign.
Neither Party shall have the right, whether in connection with a merger or consolidation or with the sale of substantially all of its assets or otherwise, to assign this Agreement or any of the rights and licenses herein granted without the consent of the other Party, which consent may be granted or withheld in the latter Party’s sole discretion. Notwithstanding the foregoing, ***; provided, however, that the assigning Party shall remain primarily liable to the other Party for the performance by the assigning Party’s Affiliates of the assigning Party’s obligations hereunder.
8.02	Performance by Subcontractors
Either Party may perform its obligations hereunder through its Affiliates, consultants or subcontractors, but shall be responsible to the other Party for the performance of any such third party.
9.	TERM AND TERMINATION
9.01	Term.
Unless sooner terminated as provided herein, the licenses granted to ReN under Sections 2.01 (a), (b) and (c) shall expire on a country-by-country basis upon the later of (i) the expiration of the last to expire of the SCI Patent Rights in such country, or (ii) the expiration of the last to expire of the Royalty Terms for all ReN Products, ReN NCTs and Unregulated Cells in such country. The license granted to SCI under Section 2.02 shall expire on a country-by-country basis upon the later of (i) the expiration of the last to expire of the ReN Patent Rights in such country, or (ii) the expiration of the last to expire of the Royalty Terms for all SCI Products in such country. Upon the expiration of the last remaining license as provided above, this Agreement shall terminate; provided, however, that with respect to any ReN Products or ReN NCTs for which human clinical trials have been initiated (or which are in a later stage of development or commercialization at the time of such termination), the applicable terms of this Agreement (i.e., Sections 2.01, 2.03 and 9.01 and Articles 3 (other than 3.02), 5 and 8) shall remain in effect with respect to such ReN Products and ReN NCTs (on a Product-by-Product basis) until the Royalty Term for each such Product expires or, if earlier, when development of such Product ceases (provided, further that, if no First Commercial Sale of a given Product has occurred prior to seven (7) years after the date of Agreement termination, the aforementioned surviving terms shall also terminate with respect to such Product). Notwithstanding the foregoing, if ReN has not raised at least *** in the aggregate through the issuance of equity securities within 15 months after the Effective Date, this Agreement shall immediately terminate.
9.02	Defaults.
If either Party shall fail to perform any of its material obligations hereunder, the other Party may notify the defaulting Party of such default, stating in such notice the obligation which the defaulting Party shall have failed to perform, and, if the defaulting party shall not have cured such default within 60 days after the giving of such notice (the “Cure Period) then the Party not in default may, at its option and in addition to its other remedies under law, terminate this Agreement by giving the defaulting Party notice of such termination within fifteen (15) days after the end of the Cure Period.
9.03	Bankruptcy.
To the extent allowed under applicable law, either Party may terminate this Agreement if, at any time, the other Party shall file in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed or stayed within 60 days after the filing thereof, or if the other Party shall propose or be a party to any dissolution or liquidation, or if the other Party shall make an assignment for the benefit of creditors.
9.04	***.
***
9.05	Effect of Termination: Survival
Termination of this Agreement for any reason shall not release either Party from any liability or obligation to the other Party that matured prior to the effective date of such termination. Either Party may, however, after the effective date of such termination, sell Products then on hand or in the process of manufacture at the time of such termination, provided that each Party shall pay to the other Party the royalties thereon as required of this Agreement and shall submit the reports required by Article 3 hereof on the sales of such Products. The provisions of Articles 1, 4, 10, 11, 12 (except for Section 12.04) and 13 and Sections 3.01(c), 3.02(c) and 9.05 of this Agreement shall survive termination or expiration of this Agreement for any reason. Except as otherwise provided in this Section 9.05, all rights and obligations of the parties under this Agreement shall terminate upon the expiration or termination of this Agreement.

10.	RESOLUTION OF DISPUTES
All disputes arising between the Parties with respect to or as a result of this Agreement shall be resolved by arbitration before a three member panel pursuant to the rules of the International Chamber of Commerce. Such proceedings shall be brought and maintained in London, England if initiated by SCI and in San Francisco, California, USA, if initiated by ReN.
The arbitrators’ ruling shall be, in the absence of fraud or manifest error, binding and conclusive upon both Parties and may be enforced in a court of competent jurisdiction. The arbitrators may not award punitive or exemplary damages but may, in their discretion, award costs and attorneys’ fees to the prevailing Party.
Notwithstanding the foregoing, either Party shall have the right, without waiving any right or remedy available to such Party under this Agreement or otherwise, to seek and obtain from any court of competent jurisdiction any interim or provisional relief that is necessary or desirable to protect the rights or property of such Party, pending the selection of the arbitrators hereunder or pending the arbitrator’s determination of any dispute hereunder.
11.	SETTLEMENT OF CLAIMS
11.01 No Admission of Liability. By entering into this Agreement, ReN admits to no liability or wrong-doing with respect to infringement of the SCI Patent Rights.
11.02 Past Claims. In consideration of the covenants and agreements contained herein, SCI, on behalf of itself and on behalf of its predecessors, successors, assigns, and Affiliates (collectively, the “Releasors”), hereby releases and forever discharges ReN, its predecessors, successors, assigns, Affiliates, employees, officers, and directors from any all claims, actions, suits or demands (and any resulting liabilities, costs, expense and losses of any type), whether known or unknown, fixed or contingent, that the Releasors had or now have: (a) for past infringement of the SCI Patent Rights, or (b) which were asserted in the action brought by SCI against ReN in the United States District Court for the District of Maryland prior to the Effective Date. SCI represents and warrants that there has been no assignment, transfer or other disposition of any interest in any of the subject matter released in the preceding sentence.
11.03 Waiver. All rights under Section 1542 of the Civil Code of the State of California, and under any and all similar laws of any governmental entity, are hereby expressly waived. Each party is aware that said Section 1542 of the Civil Code provides as follows:
               “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”
11.04 Full Settlement. The Parties agree that this Agreement (together with the Subscription Agreement) is in full and complete settlement of any rights that either Party (or any of its successors, licensees or assigns) may have against the other Party in connection with infringement of the Patent Rights of the other Party prior to the Effective Date. This Agreement may be pleaded as full and complete defense to any action, suit or claim and may be used as an injunction against any such action, suit, claim, or other proceeding of any type which may be prosecuted, initiated or attempted in violation of the terms hereof. The prevailing Party shall be entitled to receive from the other Party the Prevailing Party’s reasonable attorneys’ fees and other related legal expenses incurred in defending against any suit, action or claim brought to enforce the terms and conditions of this Agreement.
12.	INDEMNIFICATION AND INSURANCE
12.01 Indemnification by ReN. ReN hereby agrees to defend, hold harmless and indemnify (collectively “Indemnify”) SCI and its Affiliates, and its and their agents, directors, officers and employees (the “SCI Indemnitees”) from and against any and all liabilities, expenses, damages and/or losses (including without limitation reasonable legal expenses and attorneys’ fees) (collectively “Losses”) resulting from suits, claims, actions and demands, in each case brought by a Third Party (each, a “Third-Party Claim”), arising directly or indirectly out of: (i) a breach of any of ReN’s representations and warranties pursuant to this Agreement; or (ii) the research, development, manufacture, storage, handling, use, sale, offer for sale, distribution or importation of Products by ReN and/or its Affiliates and/or its sublicensees hereunder. ReN’s obligation to Indemnify the SCI Indemnitees pursuant to this Section 12.01 shall not apply to the extent that any such Losses (A) arise from the negligence or intentional misconduct of any SCI Indemnitee; (B) arise from any breach by SCI of this Agreement; or (C) are Losses for which SCI is obligated to Indemnify ReN Indemnitees pursuant to Section 12.02, below.
12.02 Indemnification by SCI. SCI hereby agrees to Indemnify ReN and its Affiliates, and its and their agents, directors, officers and employees (the “ReN Indemnitees”) from and against any and all Losses resulting from Third-Party Claims arising directly or indirectly out of:(i) a breach of any of SCI’s representations and warranties pursuant to this Agreement; or (ii) the research, development, manufacture, storage, handling, use, sale, offer for sale, distribution or importation of Products by SCI and/or its Affiliates and/or its sublicensees hereunder. SCI’s obligation to Indemnify ReN Indemnitees pursuant to the foregoing sentence shall not apply to the extent that any such Losses (A) arise from the negligence or intentional misconduct of any ReN Indemnitee; (B) arise from any breach by ReN of this Agreement; or (C) are Losses for which ReN is obligated to Indemnify the ReN Indemnitees pursuant to Section 12.01, above.
12.03 Procedure. To be eligible to be indemnified hereunder, the indemnified Party shall provide the indemnifying Party with prompt notice of the Third-Party Claim giving rise to the indemnification obligation pursuant to this Article 12 and the exclusive ability to defend (with the reasonable cooperation of the indemnified Party) or settle any such claim; provided, however, that the indemnifying Party shall not enter into any acknowledgement of liability nor settlement for damages other than monetary damages without the indemnified Party’s written consent, such consent not to be unreasonably withheld or delayed. The indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by the indemnifying Party. If the Parties cannot agree as to the application of Section 12.01 or 12.02 to any particular Third Party Claim, the Parties may conduct separate defenses of such Third Party Claim. Each Party reserves the right to claim indemnity from the other in accordance with Sections 12.01 and 12.02, above, upon resolution of the underlying claim, notwithstanding the provisions of this Section 12.03 requiring the indemnified Party to tender to the indemnifying Party the exclusive ability to defend such claim or suit.
12.04 Insurance. Each Party shall procure and maintain levels of product liability and general liability insurance which are consistent with normal business practices of prudent companies similarly situated, at all times during which any Product is being clinically tested in human subjects or commercially distributed or sold by or on behalf of such Party. It is understood that such insurance or self-insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 12. Each Party shall provide the other with written evidence of such insurance upon request.
12.05 Limitation of Liability. WITHOUT LIMITING EITHER PARTY’S INDEMNIFICATION OBLIGATIONS UNDER ARTICLE 12, NEITHER PARTY NOR ITS RESPECTIVE AFFILIATES AND LICENSEES SHALL BE LIABLE FOR SPECIAL, EXEMPLARY, CONSEQUENTIAL OR PUNITIVE DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, STRICT LIABILITY OR OTHERWISE.
13.	MISCELLANEOUS
13.01 Publicity.
Neither party will use the name of the other Party in any advertising or promotions, communicate, comment or originate any publicity, news release or other public announcement, written or oral, without the prior written approval of the other party except as otherwise required by applicable law, regulation, court order or the rules of stock exchanges and any other applicable regulatory authorities.
13.02 Governing Law.
This Agreement shall be governed by and interpreted in accordance with the laws of the State of California, without regard to conflicts of laws principles.
13.03 Force Majeure.
In the event that either Party is prevented from performing or is unable to perform any of its obligations under this Agreement due to any act of God; fire; casualty; flood; war; act of terrorism; strike; lockout; failure of public utilities; injunction or any act, exercise, assertion or requirement of governmental authority, including any governmental law, order or regulation permanently or temporarily prohibiting or reducing the level of research development or production work hereunder or the manufacture, use or sale of Products; epidemic; destruction or production facilities; riots; insurrection; inability to procure or use materials, labor, equipment, transportation or energy sufficient to meet experimentation or manufacturing needs; or any other cause beyond the reasonable control of the Party invoking this Section 13.03 if such Party shall have used its reasonable best efforts to avoid such occurrence, such Party shall give notice to the other party in writing promptly, and thereupon the affected Party’s performance shall be excused, and the time for performance shall be extended for the period of delay or inability to perform due to such occurrence. At the end of such period, the Party whose performance is excused shall give prompt notice to the other Party.
13.04 Waiver.
The waiver by either Party of a breach or a default of any provision of this Agreement by the other Party shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of either Party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any right, power or privilege by such Party.
13.05 Notices.
Any notice or other communication in connection with this Agreement must be in writing and delivered either personally by facsimile or by certified mail, return receipt requested, and shall be effective when delivered to the addressee at the address specified above or such other address as the addressee shall have specified in a notice actually received by the addressor.
13.06 No Agency.
Nothing herein shall be deemed to constitute either Party as the agent or representative of the other Party, or both Parties as joint venturers or partners for any purpose. Each Party shall be an independent contractor, not an employee or partner of the other. Neither Party shall be responsible for the acts or omission authority to speak for, represent or obligate the other Party in any way without prior written authority from the other Party.
13.07 Entire Agreement.
This Agreement contains the full understanding of the parties with respect to the subject matter hereof. No waiver, alteration or modification of any of the provisions hereof shall be binding unless made in writing and signed by the Parties by their respective officers thereunto duly authorized.
13.08 Headings.
The headings contained in this Agreement are for convenience of reference only and shall not be considered in construing this Agreement.
13.09 Severability.
In the event that any provision of this Agreement is to be unenforceable because it is invalid or any relevant jurisdiction, the validity of the remaining provision obligations of the Parties shall, in the jurisdictions to be unenforceable, be construed and enforced particular provisions held to be unenforceable.

13.10 Patent Marking.
All packaging containing individual Products, and/or documentation therefor, and/or to the extent possible any Products sold by or by authorization of any Party, shall be marked permanently and legibly with the number of each applicable patent(s) licensed hereunder in accordance with each country’s patent laws, including Title 35, United States Code.
13.11 Successors and Assigns.
This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors and permitted assigns.
13.12 Counterparts.
This Agreement may be executed in any number of counterparts (which shall include facsimile counterparts), each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.
13.13 Recordation.
Each Party shall have the right, at its cost, at any time, to record or register an acknowledgement of the licenses granted under this Agreement in any applicable patent office or other appropriate facility, and the other Party shall provide reasonable assistance in effecting such recording.
13.14 Joint Drafting.
This Agreement was jointly drafted and prepared by both Parties hereto and no presumption in favor of or against any Party hereto shall be made with respect to the interpretation of any provision of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in their names by their properly and duly authorized officers or representatives as of the date first above written.

RENEURON LIMITED

By:	/s/ Michael Hunt

Title:	Chief Executive Officer

STEMCELLS, INC.

By:	/s/ Martin McGlynn

Title:	President and Chief Executive Officer